Exhibit 99.1

Investor Contact	Media Contact
Olga Guyette, Director-Investor Relations	Carla Burigatto, VP-Communications
(781) 356-9763	(781) 348-7263
olga.guyette@haemonetics.com	carla.burigatto@haemonetics.com

Haemonetics Reports First Quarter Fiscal 2021 Results

Boston, MA, August 4, 2020 - Haemonetics Corporation (NYSE: HAE) reported financial results for its first quarter of fiscal 2021, which ended June 27, 2020:

		1st Quarter 2021
■	Revenue, decrease	$196 million, (18%)
■	Revenue decrease (organic)[1]	(16%)
■	Earnings per diluted share	$0.21
■	Adjusted earnings per diluted share	$0.46
■	Cash flow from operating activities	$12 million
■	Free cash flow before restructuring & turnaround	$11 million

[1] Organic revenue growth excludes the impact of currency fluctuation, certain strategic exits within the plasma liquid solutions business and the impact of an acquisition in the Hospital business unit.

Chris Simon, Haemonetics’ CEO, stated: “The Company’s response to COVID-19 prioritized safety, business continuity and cash preservation, allowing our manufacturing, supply chain and customer service to avoid disruptions. The pandemic significantly impacted financial results; however, our through cycle approach kept our turnaround plans on track and, despite the near-term uncertainty, we are confident in our business fundamentals and long-term growth.”

GAAP RESULTS

First quarter fiscal 2021 revenue was $195.6 million, down 18.0% compared with the first quarter of fiscal 2020, primarily driven by the negative impact of COVID-19. Business unit revenue and growth rates compared with the same prior year fiscal period were as follows:

($ million)	1st Quarter 2021 Reported
Plasma	$ 68.2	(38.2%)
Hospital	$ 44.8	( 6.0%)
Blood Center	$ 77.8	2.6%
Net business unit revenue	$190.8	(18.4%)
Service	$ 4.7	4.6%
Total net revenue	$195.6	(18.0%)

Gross margin was 46.0% in the first quarter of fiscal 2021, down 260 basis points compared with the first quarter of fiscal 2020. Operating expenses were $78.3 million in the first quarter of fiscal 2021 compared with $129.2 million in the prior year first quarter. The decrease in operating expenses was primarily due to $49.3 million of asset impairment and related charges associated with the divestiture of the Company’s Union, South Carolina liquid solution facility incurred in the prior year period. Operating income in the first quarter of fiscal 2021 was $11.7 million compared with an operating loss of $13.3 million in the same period of the prior year. The income tax rate benefit was 32% in the first quarter of fiscal 2021 compared with an income tax rate of 52% in the first quarter of fiscal 2020. First quarter fiscal 2021 net income was $10.5 million, up $19.0 million, and earnings per diluted share was $0.21 as compared with a loss per share of $0.17 in the first quarter of fiscal 2020.

ADJUSTED RESULTS

Organic revenue for the first quarter of fiscal 2021 was down 15.6% compared with the same period of the prior year, primarily driven by the negative impact of COVID-19. Business unit organic revenue growth rates compared with the prior year first quarter were as follows:

1st Quarter 2021 Organic
Plasma	(34.8%)
Hospital	( 3.9%)
Blood Center	1.7%
Net business unit revenue	(16.0%)
Service	4.5%
Total net revenue	(15.6%)

Plasma organic revenue declined in North America by 35.8% in the first quarter of fiscal 2021, including a 33.9% decline in disposables. Within Hospital, organic revenue growth in the Hemostasis Management product line was 2.2% in the first quarter of fiscal 2021 compared with the same period of the prior year, primarily due to an increase in equipment sales.

First quarter fiscal 2021 adjusted gross margin was 47.2%, down 400 basis points compared with the first quarter of the prior year. The primary drivers of this decline were lower revenue and higher operational costs related to COVID-19, partially offset by gross productivity savings from the Operational Excellence Program and cost containment actions.

Adjusted operating expenses in the first quarter of fiscal 2021 were $63.7 million, down $7.8 million or 10.9% compared with the prior year period. The reduction in operating expenses was primarily driven by productivity savings and cost containment actions taken to offset the negative effects related to COVID-19, partially offset by continued investments. Adjusted operating income for the first quarter of fiscal 2021 was $28.5 million, down $22.9 million or 44.5%, and adjusted operating margin was 14.6%, down 680 basis points when compared with the first quarter of fiscal 2020.

The adjusted income tax rate was 4% in the first quarter of fiscal 2021 compared with an adjusted income tax rate of 10% in the same period of fiscal 2020. The income tax rates were abnormally low in the first quarters of both fiscal 2020 and 2021 due to the benefit of higher share vestings and option exercises.

First quarter fiscal 2021 adjusted net income was $23.7 million, down $18.4 million or 43.6%, and adjusted earnings per diluted share was $0.46, down 43.2% when compared with the first quarter of fiscal 2020. Adjusted earnings per diluted share included a net benefit of $0.05 from a lower adjusted income tax rate, lower share count and lower interest expense.

ACQUISITIONS AND DIVESTITURES

On April 1, 2020, the Company acquired enicor GmbH (“enicor”), the manufacturer of ClotPro®, a new generation whole blood coagulation testing system. The acquisition of this viscoelastic diagnostic device augments the Company's portfolio of hemostasis analyzers within the Hospital business unit.

On June 29, 2020, the Company sold its Fajardo, Puerto Rico manufacturing operations to GVS, S.p.A (“GVS”), a leading provider of advanced filtration solutions for critical applications. This divestiture, which was completed during the second quarter of fiscal 2021, will allow Haemonetics to utilize GVS' experience and scale in filtration to deliver reliable, cost-efficient products to its customers.

On July 1, 2020, the Company sold certain U.S. blood donor management software solution assets within its Blood Center business unit to the GPI Group. This divestiture, which was completed during the second quarter of fiscal 2021, better positions Haemonetics for sustainable growth by enabling the Company to focus on its core capabilities while delivering quality products and services where it brings distinct value.

On July 23, 2020, the Company entered into a definitive agreement to sell its wholly-owned subsidiary Inlog Holdings France SAS to Abénex Capital (“Abénex”). Inlog Holdings France SAS develops and sells blood bank and hospital software solutions used predominantly in France and in several other countries outside of the U.S. This divestiture, which is expected to close in the second quarter of fiscal 2021 subject to Abénex's receipt of financing and the satisfaction of other customary closing conditions, will better position Haemonetics to focus on its core capabilities and growth segments.

BALANCE SHEET AND CASH FLOW

Cash on hand at June 27, 2020 was $275.7 million, an increase of $138.4 million since March 28, 2020. During the first quarter of fiscal 2021, the Company drew down $150.0 million on its revolving credit line and utilized $16.6 million of cash for the acquisition of enicor. The Company subsequently repaid $60 million on its revolving credit line in July 2020.

Cash flow from operating activities was $11.8 million and free cash flow before restructuring and turnaround funding requirements was $10.9 million in the first quarter of fiscal 2021, compared with $2.6 million and $5.3 million, respectively, in the first quarter of fiscal 2020.

RESTRUCTURING AND TURNAROUND COSTS, DEAL AMORTIZATION AND ASSET IMPAIRMENTS

The Company incurred restructuring and turnaround costs of $4.0 million in the first quarter of fiscal 2021, compared with $2.0 million in the same period of fiscal 2020. Additionally, the Company incurred deal amortization expenses of $8.3 million in the first quarter of fiscal 2021 compared with $6.0 million of charges in the first quarter of fiscal 2020.

During the first quarter of fiscal 2021, the Company recognized asset impairment and related charges of $1.0 million in connection with its entry into a definitive agreement to sell its Fajardo, Puerto Rico manufacturing operations. This transaction was completed early in the second quarter of fiscal 2021. In the first quarter of fiscal 2020, the Company recognized asset impairment and related charges of $51.2 million in connection with the divestiture of its Union, South Carolina manufacturing facility.

FISCAL 2021 GUIDANCE

The Company did not issue fiscal 2021 guidance due to the continued uncertainty about the pace and timing of the COVID-19 pandemic and recovery. The Company is currently assessing potential scenarios for the macroeconomic impact of COVID-19 and the related effect on healthcare beyond the current quarter, informed by milestones and market indicators. As a result, the Company intends to issue guidance later in its fiscal year.

WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS

The Company will host a conference call with investors and analysts to discuss first quarter fiscal 2021 results on Tuesday, August 4, 2020 at 8:00am EDT. Interested parties may participate by telephone by dialing (877) 848-8880 from within the U.S. or Canada or (716) 335-9512 from international locations, using the access code 7365511. Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/mmc/p/4ueq6p7x.

The Company is posting this press release to its Investor Relations website, in addition to results analyses that will be referenced on the webcast. These analyses can be accessed by the following direct link: https://haemonetics.gcs-web.com/static-files/692a68f7-2dd2-429c-8167-2e30a60ab472.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the development and commercialization of, and regulatory approvals related to, the Company’s products, and plans or objectives related to the Operational Excellence Program, (ii) estimates or projections of financial results, financial condition, capital expenditures, capital structure or other financial items, including with respect to the share repurchase program, (iii) the impact of the COVID-19 pandemic on the Company’s operations, availability and demand for its products, and future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences.

Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the impact of the COVID-19 pandemic, including the scope and duration of the outbreak, government actions and restrictive measures implemented in response, availability and demand for the Company’s products, and our ability to implement as planned and realize estimated cost savings from the Operational Excellence Program; the Company’s ability to execute business continuity plans; the impact of share repurchases on our stock price and volatility as well as the effect of short-term price fluctuations on the share repurchase program’s effectiveness; technological advances in the medical field and standards for transfusion medicine and our ability to successfully offer products that incorporate such advances and standards; product quality; market acceptance; regulatory uncertainties, including in the receipt or timing of regulatory approvals; the effect of economic and political conditions; the impact of competitive products and pricing; blood product reimbursement policies and practices; and the effect of industry consolidation as seen in the plasma market. These and other factors are identified and described in more detail in the Company's periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES

This press release contains financial measures that are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are also based on certain non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP. In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations and provide a baseline for analyzing trends in our underlying businesses. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

When used in this release, organic revenue growth excludes the impact of currency fluctuation, strategic exits of product lines, acquisitions and divestitures. Adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted net income and adjusted earnings per diluted share exclude restructuring and turnaround costs, deal amortization expenses, asset impairments, accelerated device depreciation and related costs, costs related to compliance with the European Union Medical Device Regulation, transaction costs, gains and losses on dispositions and certain legal charges. Adjusted net income and adjusted earnings per diluted share also exclude the tax impact of these items. Free cash flow before restructuring and turnaround is defined as cash provided by operating activities less capital expenditures, net of the proceeds from the sale of property, plant and equipment. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to similarly titled measures used by other companies.

A reconciliation of non-GAAP historical financial measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at www.haemonetics.com.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income (Loss) for the First Quarter of FY21 and FY20
(Data in thousands, except per share data)

	6/27/2020	6/29/2019	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$195,577	$238,451	(18.0)%
Gross profit	90,030	115,906	(22.3)%

R&D	7,750	7,487	3.5%
S,G&A	69,537	73,000	(4.7)%
Impairment of assets	1,028	48,721	(97.9)%
Operating expenses	78,315	129,208	(39.4)%

Operating income (loss)	11,715	(13,302)	n/m

Interest and other expense, net	(3,735)	(4,423)	(15.6)%
Income (loss) before taxes	7,980	(17,725)	n/m

Tax benefit	(2,547)	(9,246)	(72.5)%

Net income (loss)	$10,527	$(8,479)	n/m

Net income (loss) per common share assuming dilution	$0.21	$(0.17)	n/m

Weighted average number of shares:
Basic	50,418	51,010
Diluted	51,247	51,010

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	46.0%	48.6%	(2.6)%
R&D	4.0%	3.1%	0.9%
S,G&A	35.6%	30.6%	5.0%
Operating income (loss)	6.0%	(5.6)%	11.6%
Income (loss) before taxes	4.1%	(7.4)%	11.5%
Net income (loss)	5.4%	(3.6)%	9.0%

Revenue Analysis for the First Quarter of FY21 and FY20
(Data in thousands)

	Three Months Ended
	6/27/2020	6/29/2019	Reported growth	Currency impact	Acquisition(1)	Divestiture of Plasma Liquid Solutions Operation(2)	Organic growth
	(unaudited)
Revenues by business unit
Plasma	$68,211	$110,422	(38.2)%	(0.2)%	—%	(3.2)%	(34.8)%
Blood Center	77,789	75,803	2.6%	0.9%	—%	—%	1.7%
Hospital(3)	44,839	47,697	(6.0)%	(2.6)%	0.5%	—%	(3.9)%
Net business unit revenues	$190,839	$233,922	(18.4)%	(0.5)%	—%	(1.9)%	(16.0)%
Service	4,738	4,529	4.6%	0.1%	—%	—%	4.5%
Total net revenues	$195,577	$238,451	(18.0)%	(0.5)%	—%	(1.9)%	(15.6)%
(1)Excludes impact of an acquisition in the Hospital business unit in fiscal 2021.

(2) Reflects adjustments to both fiscal 2021 and 2020 Plasma revenue due to certain strategic exits within our liquid solutions business. Also includes a reduction to fiscal 2020 Plasma revenue of $1.9 million due to an accelerated charge incurred as a result of the divestiture of our Union, South Carolina liquid solutions operation, in order to present revenue on a comparable basis with fiscal 2021.

(3) Hospital revenue includes Hemostasis Management revenue of $24.0 million and $24.4 million for the three months ended June 27, 2020 and June 29, 2019, respectively. Hemostasis Management revenue decreased 1.6% in the first quarter of fiscal 2021 as compared with the same period of fiscal 2020. Hemostasis Management revenue increased 2.2%, on an organic basis, in the first quarter of fiscal 2021 as compared with the same period of fiscal 2020.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	6/27/2020	3/28/2020
	(unaudited)
Assets
Cash and cash equivalents	$275,725	$137,311
Accounts receivable, net	141,094	165,207
Inventories, net	294,510	270,276
Other current assets	48,081	30,845
Total current assets	759,410	603,639
Property, plant & equipment, net	242,969	253,399
Intangible assets, net	137,520	133,106
Goodwill	217,298	210,652
Other assets	75,976	66,314
Total assets	$1,433,173	$1,267,110

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$231,364	$76,980
Other current liabilities	176,463	197,842
Total current liabilities	407,827	274,822
Long-term debt	296,893	305,513
Other long-term liabilities	119,884	99,666
Stockholders' equity	608,569	587,109
Total liabilities & stockholders' equity	$1,433,173	$1,267,110

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Three Months Ended
	6/27/2020	6/29/2019
	(unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$10,527	$(8,479)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,724	27,437
Impairment of assets	1,028	48,721
Share-based compensation expense	6,167	4,730
Deferred tax benefit	(501)	(5,309)
Provision for losses on accounts receivable and inventory	1,193	(1,378)
Change in other non-cash operating activities	66	50
Change in accounts receivable, net	25,067	22,518
Change in inventories, net	(24,557)	(37,414)
Change in other working capital	(27,902)	(48,248)
Net cash provided by operating activities	11,812	2,628
Cash Flows from Investing Activities:
Capital expenditures	(7,696)	(8,249)
Acquisition	(16,606)	—
Proceeds from divestiture	—	9,808
Proceeds from sale of property, plant and equipment	406	302
Net cash (used in) provided by investing activities	(23,896)	1,861
Cash Flows from Financing Activities:
Borrowings, net of repayments	145,625	85,625
Share repurchases	—	(75,000)
Proceeds from employee stock programs	3,337	5,465
Other	(11)	—
Net cash provided by financing activities	148,951	16,090
Effect of exchange rates on cash and cash equivalents	1,547	304
Net Change in Cash and Cash Equivalents	138,414	20,883
Cash and Cash Equivalents at Beginning of the Period	137,311	169,351
Cash and Cash Equivalents at End of Period	$275,725	$190,234

Free Cash Flow Reconciliation:
Cash provided by operating activities	$11,812	$2,628
Capital expenditures, net of proceeds from sale of property, plant and equipment	(7,290)	(7,947)
Free cash flow after restructuring and turnaround costs	4,522	(5,319)
Restructuring and turnaround costs	8,263	13,406
Tax benefit on restructuring and turnaround costs	(1,878)	(2,810)
Free cash flow before restructuring and turnaround costs	$10,907	$5,277

Reconciliation of Adjusted Measures for the First Quarter of FY21 and FY20
(Data in thousands except per share data)
	Three Months Ended
	6/27/2020	6/29/2019
	(unaudited)
GAAP gross profit	$90,030	$115,906
Restructuring and turnaround costs	1,207	276
PCS2 accelerated depreciation and related costs	923	4,898
Transaction costs	90	—
Impairment of assets and other related charges (1)	—	1,882
Adjusted gross profit	$92,250	$122,962

GAAP operating expenses	$78,315	$129,208
Deal amortization	(8,263)	(5,974)
Restructuring and turnaround costs	(2,793)	(1,751)
Transaction costs	(1,200)	—
Impairment of assets and other related charges	(964)	(49,285)
European Medical Device Regulation costs and other (2)	(753)	(36)
PCS2 accelerated depreciation and related costs	(619)	(627)
Adjusted operating expenses	$63,723	$71,535

GAAP operating income (loss)	$11,715	$(13,302)
Deal amortization	8,263	5,974
Restructuring and turnaround costs	4,000	2,027
PCS2 accelerated depreciation and related costs	1,542	5,525
Transaction costs	1,290	—
Impairment of assets and other related charges (1)	964	51,166
European Medical Device Regulation costs and other (2)	753	36
Adjusted operating income	$28,527	$51,426

GAAP net income (loss)	$10,527	$(8,479)
Deal amortization	8,263	5,974
Restructuring and turnaround costs	4,000	2,027
PCS2 accelerated depreciation and related costs	1,542	5,525
Transaction costs	1,290	—
Impairment of assets and other related charges (1)	964	51,166
European Medical Device Regulation costs and other (2)	753	36
Tax impact associated with adjustments	(3,605)	(14,138)
Adjusted net income	$23,734	$42,111

GAAP net income (loss) per diluted common share (3)	$0.21	$(0.17)
Adjusted items after tax per common share assuming dilution	0.25	0.98
Adjusted net income per common share assuming dilution (4)	$0.46	$0.81
(1) Includes a $1.9 million adjustment to fiscal 2020 Plasma revenue due to an accelerated charge incurred as a result of the divestiture of the Union, South Carolina liquid solutions operations.
(2) Reflects costs incurred related to the European Medical Device Regulation in both the first quarters of fiscal 2021 and 2020 and costs related to the resolution of customer damages assessments associated with product recalls in the first quarter fiscal 2020.
(3) GAAP net loss per common share in the first quarter fiscal 2020 is calculated using weighted average basic shares outstanding and excludes the impact of outstanding stock awards from the diluted loss per share calculation as their inclusion would have an anti-dilutive effect.
(4) Adjusted net income per common share in the first quarter fiscal 2020 is calculated using weighted average diluted shares outstanding of 52,302 which includes the impact of outstanding stock awards.